CERTIFICATE OF TRUST

OF

ARCA OPEN-END FUND TRUST

This Certificate of Trust of Arca Open-End Fund Trust, a statutory trust that will be registered under the Investment Company Act of 1940, as amended, (the “Trust”), is being executed and filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.), (the “Delaware Act”) and sets forth the following:

FIRST: The name of the Trust is “Arca Open-End Fund Trust.”

SECOND: Prior to or within 180 days following the first issuance of beneficial interests, the Trust will become a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1 et seq.). Furthermore, in accordance with Section 3807(b) of the Delaware Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process. The registered office of the Trust in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The name of the registered agent for service of process on the Trust is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

THIRD: The nature of the business or purpose or purposes of the Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the Investment Company Act of 1940, as amended, through one or more series of shares of beneficial interest, investing primarily in securities.

FOURTH: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

FIFTH: This Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

SIXTH: Pursuant to Section 3804(a) of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust, established pursuant to the terms of the Agreement and Declaration of Trust, shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of Arca Open-End Fund Trust, has duly executed this Certificate of Trust as of this 17th day of July, 2024.

ARCA OPEN-END FUND TRUST

/s/ Philip Liu

Philip Liu, Sole Trustee